NEWS RELEASE APG: TSX AGT: AMEX

Apollo Gold Reports
Second Quarter 2006 Results

Denver, Colorado - August 14, 2006 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) announced today a net loss of $2.6 million, or $0.02 per share, for the three months ended June 30, 2006, as compared to a net loss of $6.5 million, or $0.07 per share, for the three months ended June 30, 2005. The net loss for the six months ended June 30, 2006 was $6.8 million, or $0.06 per share, compared to a net loss of $10.7 million, or $0.11 per share, for the same period 2005. Unless otherwise indicated, all dollar amounts are reported in US currency.

At the Montana Tunnels mine the open pit mining activity was suspended on October 21, 2005 for safety reasons due to pit wall instability on the eastern side of the open pit. Following the suspension of mining, the mill continued to process ore from stockpiled material and produce gold doré and lead-gold and zinc-gold concentrates until May 12, 2006 when all operations ceased and the property was placed on care and maintenance. On July 28, 2006, the Company entered into a joint venture agreement (the “JV Agreement”) with Elkhorn Tunnels, LLC (“Elkhorn”), a Calim Private Equity LLC holding, in respect of the Montana Tunnels mine. With the expected financial contributions from Elkhorn in connection with the joint venture, the Company believes that it will be able to remediate the pit wall instability and recommence mill operations in early 2007. The JV Agreement calls for Elkhorn to contribute $13 million over a five-month period to earn a 50% interest in the Montana Tunnels mine.

At Black Fox work continued on updating of the gold resources and new resource and reserve numbers were released on June 30, 2006. The new resource and reserve numbers are as follows:

	Tonnes 000’s	Grade g Au/t	Grade oz Au/t	Ounces
Open Pit - Material
Reserve	3,062	4.56	0.147	448,800
Indicated Resource	2,356	3.27	0.105
Inferred Resource	6,626	4.00	0.129
Underground - Material
Indicated Resource	1,004	9.66	0.311
Inferred Resource	1,228	9.71	0.312

Loss from Continuing Operations - The Company had a loss from continuing operations of $2.6 million, or $0.02 per share, for the three months ended June 30, 2006 compared to a loss of $5.0 million, or $0.05 per share, for the same period 2005. The loss from continuing operations for the six months ended June 30, 2006 was $6.5 million, or $0.06, as compared to a loss of $8.4 million, or $0.09 per share, for the same period 2005.

Loss from Discontinued Operations - Loss from discontinued operations was nil for the three months ended June 30, 2006 compared to a loss of $1.5 million, or $0.02 per share, for the same period 2005. The loss from discontinued operations for the six months ended June 30, 2006 was $0.3 million, as compared to a loss of $2.4 million, or $0.02 per share, for the same period 2005.

Consolidated Financial Results Summary
(All Dollars in US, 000's unless otherwise stated)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Loss from continuing operations	$(2,568)	$(4,961)	$(6,521)	$(8,392)
Loss from discontinued operations	-	(1,538)	(250)	(2,355)
Net loss for the period	(2,568)	(6,499)	(6,771)	(10,747)

Basic and diluted net loss per share from (US$):
Continuing operations	$(0.02)	$(0.05)	$(0.06)	$(0.09)
Discontinued operations	-	(0.02)	-	(0.02)
	(0.02)	(0.07)	(0.06)	(0.11)

Basic and undiluted shares (weighted average)
outstanding (millions of shares)	121.4	98.8	119.2	96.8

Three Months Ended June 30, 2006 Compared to the Three Months Ended June 30, 2005

Revenue from the Sale of Minerals. Revenue from continuing operations for the three months ended June 30, 2006 decreased 65% to $3.7 million from $10.6 million for the same period 2005. Revenue from silver, zinc and lead for the three months ended June 30, 2006 decreased 49% to $2.7 million from $5.3 million for the three months ended June 30, 2005. Revenue from gold sales for the three months ended June 30, 2006 was $0.9 million (26% of total revenue) compared to $5.2 million (49% of the total revenue) for the same period 2005. The average price received for gold per ounce for the three months ended June 30, 2006 increased 48% to $630 from $425 for the three months ended June 30, 2005. The decrease in revenue is primarily due to the cessation of milling on May 12, 2006 and the lower grade stockpiled ore that was milled throughout the period.

Direct Operating Expenses. Direct operating costs, which includes mining costs, processing costs and smelting and refining charges, for the three months ended June 30, 2006 decreased 72% to $3.6 million from $12.6 million for the three months ended June 30, 2005. The decrease in costs is a result of cessation of all operations at the Montana Tunnels mine on May 12, 2006 and placing the mine on care and maintenance.

General and Administrative Expenses. General and administrative expenses were $1.2 million and $1.2 million for the three months ended June 30, 2006 and 2005, respectively. A decrease in general and administrative expenses due to reduced numbers of personnel and lower audit and accounting expenses was offset by an increase in legal and other related expenses.

Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005

Revenue from the Sale of Minerals. Revenue from continuing operations for the six months ended June 30, 2006 decreased 57% to $9.8 million from $22.9 million for the same period in 2005. Revenue from silver, zinc and lead for the six months ended June 30, 2006 decreased 45% to $6.8 million from $12.3 million for the six months ended June 30, 2005. Revenue from gold sales for the six months ended June 30, 2006 was $3.0 million, (30% of total revenue) compared to $10.6 million (46% of the total revenue) for the same period 2005. The average price received for gold per ounce for the six months ended June 30, 2006 increased 60% to $677 from $423 for the six months ended June 30, 2005. The decrease in revenue is primarily due to the cessation of milling on May 12, 2006 and milling lower grade stockpiled ore throughout the period.

Direct Operating Expenses. Direct operating costs, which includes mining costs, processing costs and smelting and refining charges, for the six months ended June 30, 2006 decreased 59% to $10.7 million from $26.1 million for the six months ended June 30, 2005. The decrease in costs is a result of (i) ceasing mining in the open pit in October 2005 and (ii) ceasing all operations at the Montana Tunnels mine on May 12, 2006 and placing the mine on care and maintenance.

General and Administrative Expenses. General and administrative expenses were $2.3 million and $2.9 million for the six months ended June 30, 2006 and 2005, respectively. This decrease is due to a reduction in the number of personnel and lower audit and accounting expenses, which was partially offset by an increase in legal and other related expenses.

Liquidity and Financial Resources

To date, we have funded our operations primarily through issuances of debt and equity securities, the sale of the Nevada properties (the Florida Canyon Mine, the Standard Mine and four exploration properties near the Florida Canyon mine) and sale of surplus assets. At June 30, 2006, we had cash of $3.0 million, compared to cash of $0.1 million at December 31, 2005. The increase in cash since December 31, 2005 is primarily the result of investing cash inflows of $5.7 million and financing cash inflows of $3.0 million, offset by operating cash outflows of $5.9 million.

During the six months ended June 30, 2006, investing activities totaled $5.7 million. The $11.0 million held as cash collateral security for the Debentures that was in restricted cash at December 31, 2005, was released in January 2006. Capital expenditures for the further development of the Black Fox project were $4.3 million, which included the final payment of $2.6 million to the former owners of Black Fox. Investing activities includes $0.9 million for the funding of the Montana Tunnels reclamation liability.

During the six months ended June 30, 2006, financing activities provided $3.0 million in cash, which included $3.5 million from the completion of a private placement with Jipangu for 11,650,000 equity units at $0.30 (Cdn$0.35) per share. Each unit consists of one common share of the Company and 0.17167 of a warrant for a total of 2,000,000 warrants, with each whole warrant exercisable for two years at Cdn$0.39 for one common share of the Company. Payments of notes payable accounted for a cash outflow of $0.4 million during the quarter.

Our current funds are not sufficient to fund the balance of our projected 2006 expenditures of $2.5 million at Black Fox and $1.5 million for exploration at Huizopa and fund our corporate activities. Therefore, the Company is exploring financing opportunities to continue with its development and exploration programs. Apollo may raise funds from the sale of debt or equity securities which may include Canadian flow-through financing to further fund exploration activities at the Black Fox project. The availability, amount, terms and timing of this financing are not certain at this time.

Our ability to raise capital is highly dependent upon the commercial viability of our projects and the associated prices of precious metals. Because of the significant impact that changes in the prices of gold and silver have on our financial condition, declines in these metals prices may negatively impact short-term liquidity and our ability to raise additional funding for long-term projects. In the event that cash balances decline to a level that cannot support our operations, our management will defer certain planned capital expenditures and exploration activities as needed to conserve cash for operations. There can be no assurance that we will be successful in generating adequate funding for planned capital expenditures, environmental remediation and reclamation expenditures and for exploration expenditures.

Apollo Gold Corporation

Apollo is a gold mining and exploration company with the Montana Tunnels mine in Montana, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Contact Information:
Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217    Toll Free: 1-877-465-3484
E-mail: info@apollogold.com    Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. These statements include comments regarding: our ability to effectively remediate the east wall instability problems at the Montana Tunnels mine, our ability to bring the Montana Tunnels mine back into production, future financial contributions by Elkhorn in respect of the joint venture at Montana Tunnels, the completion of the drilling program, publishing of reserve calculations, use of funds, availability of funds, ability to fund our working capital and exploration and development expenditures for the next twelve months, estimated exploration and development expenditures. These forward looking statements are subject to numerous risks, uncertainties and assumptions including unexpected changes in business and economic conditions, the results of independent Canadian NI 43-101 reports, the results of current and future exploration activities, and other factors disclosed under the heading “Risk Factors” in Apollo’s Annual Report on Form 10-K for the year ended December 31, 2005 and elsewhere in documents that Apollo files from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities. There can be no assurance that future developments affecting the Company will be those anticipated by management. The forecasts contained in this press release constitute management's current estimates, as of the date of this press release, with respect to the matters covered thereby. Apollo disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.